Exhibit 99.1

IXIA TO ACQUIRE BREAKINGPOINT SYSTEMS, INC.

Acquisition of cyber security leader rounds out end-to-end converged network monitoring, testing, and optimization solution

Hosts Conference Call July 2, 2012 at 8:00 a.m. Eastern time

Calabasas, CA, July 2, 2012 — Ixia (NASDAQ: XXIA), a leading, global provider of converged IP and wireless network test and visibility solutions, announced today that it has entered into a definitive agreement to acquire BreakingPoint Systems, Inc. (“BreakingPoint”), a leader in security testing, for $160 million in cash, subject to adjustment based on BreakingPoint’s net working capital and cash at closing. The transaction is anticipated to close in the third quarter of 2012, and is subject to customary closing conditions and approvals.

The acquisition of BreakingPoint enables Ixia to provide an end-to-end solution that monitors, tests, and optimizes converged networks. Without an ongoing security and performance-testing regimen, even the most sophisticated networks and data centers fail to ensure business continuity in the face of crippling cyber attacks and dynamic application conditions.

BreakingPoint’s solutions provide global visibility into emerging threats and applications, along with advance insight into the resiliency of an organization’s IT infrastructure under operationally relevant conditions and malicious attacks. BreakingPoint’s network processor-based simulation and testing platform creates global application and live attack traffic at Internet-scale. Enterprises, service providers, and government agencies worldwide depend on BreakingPoint’s products to battle-test wired and wireless infrastructures, deploy compact cyber ranges, optimize network and data center systems, and transform security processes to be proactive and effective.

“The current threat landscape is changing everything –from the way we conduct business, to how we protect data and secure infrastructures, to the ways we train cyber warriors,” said Vic Alston, Ixia’s president and chief executive officer. “This dynamic IT landscape is creating a growing demand for solutions that provide definitive and current insight into the resiliency of critical IT infrastructures and defenses. The use of disparate testing tools, threat intelligence, and monitoring products allows dangerous security vulnerabilities that erode the security posture of businesses and government agencies. By leveraging BreakingPoint with Ixia’s integrated portfolio of proven network test products, customers will have available to them an end-to-end solution to help ensure business continuity for enterprises and government organizations.”

BreakingPoint grew revenue over 40 percent in calendar 2011 to $33.5 million while generating gross margin of 87 percent for the year. For calendar 2012, Ixia expects BreakingPoint’s revenue to again grow by more than 40 percent, and anticipates that the BreakingPoint transaction will be accretive to non-GAAP earnings in the first full quarter of operations after the acquisition closes. Non-GAAP earnings exclude stock-based compensation, amortization of acquired intangible assets, and other non-recurring charges, net of the applicable tax effects.

“As a leader in cyber security research, BreakingPoint has built a library of more than 34,000 attacks, exploits, malware, and more,” said Dennis Cox, co-founder and Chief Technology Officer of BreakingPoint. “Joining forces with Ixia creates a powerful platform in security and application testing – one with an extensive global sales reach into enterprises, service providers, and government agencies.”

Ixia also updated its revenue guidance for the second quarter of 2012 to a range of $87 million to $89 million for its core business. This compares to the previously stated guidance of $86 million to $89 million. In addition to this amount, Ixia expects its recent Anue Systems, Inc. acquisition to add approximately $3 million to $4 million in additional revenue in the second quarter for the period from the June 1, 2012 acquisition closing date to June 30, 2012.

Stifel Nicolaus Weisel is acting as financial advisor and Bryan Cave LLP is acting as legal counsel to Ixia. AGC Partners is acting as financial advisor and Wilson Sonsini Goodrich & Rosati is acting as legal counsel to BreakingPoint.

Conference Call Information

Ixia will host a conference call to discuss this acquisition on July 2, 2012, at 8:00 a.m. Eastern time. Open to the public, investors may access the call by dialing (678) 825-8347. A live webcast of the conference call along with a slide presentation regarding the proposed acquisition will be accessible from the “Investors” section of the company’s web site (www.ixiacom.com). Following the live webcast, an archived version will be available on the Ixia web site for 90 days.

About Ixia

Ixia provides the industry’s most comprehensive converged IP network validation and network visibility solutions. Equipment manufacturers, service providers, enterprises, and government agencies use Ixia’s solutions to design, verify, and monitor a broad range of wired, Wi-Fi, and 3G/LTE equipment and networks. Ixia’s test solutions emulate realistic media-rich traffic and network conditions so that customers can optimize and validate the design, performance, and security of their pre-deployment networks. Ixia’s intelligent network visibility platforms provide clarity into physical and virtual production networks for improved performance, security, resiliency, and application delivery of cloud, data center, and service provider networks. For more information, visit www.ixiacom.com.

Ixia and the Ixia four-petal logo are registered trademarks or trademarks of Ixia. Other trademarks are the property of their respective owners.

About BreakingPoint Systems

BreakingPoint Actionable Security Intelligence (ASI) protects enterprises, service providers and government agencies by providing global visibility into emerging threats and actionable insight to harden and maintain resilient defenses. With the exclusive ability to capture and control global threat intelligence at Internet scale, BreakingPoint delivers the only products capable of battle-testing IT infrastructures, training cyber warriors, tuning systems and policies, and transforming security processes to be proactive and effective. BreakingPoint bridges the gap between IT testing, monitoring and operations, delivering advance insight to harden highly dynamic converged and mobile networks, virtualized data centers and applications.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding the potential acquisition of BreakingPoint and future financial performance. In some cases, such forward-looking statements can be identified by terms such as may, will, expect, plan, believe, estimate, predict or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include the risk that the conditions to the closing of our acquisition of BreakingPoint will not be met or that the anticipated benefits and synergies of the acquisition of BreakingPoint or our recent acquisition of Anue Systems, Inc. will not be realized, as well as those factors identified in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our other filings with the U.S. Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Editorial Contact:

Kelly Maloit

Director of Public Relations

818-444-2957

kmaloit@ixiacom.com

Investor Contact:

Maria Riley

The Blueshirt Group

Investor Relations

415-217-7722

maria@blueshirtgroup.com

Tom Miller

Chief Financial Officer

818-444-2325

tmiller@ixiacom.com